Exhibit No. 99.1


Birner Dental Management Services, Inc.
3801 East Florida Avenue, Suite 508
Denver, Colorado 80210
303-691-0680

FOR IMMEDIATE RELEASE
April 18, 2006

                     BIRNER DENTAL MANAGEMENT SERVICES, INC.
                       ANNOUNCES PURCHASE OF COMMON STOCK

DENVER, COLORADO, April 18, 2006. Birner Dental Management Services, Inc. (NASDAQ SmallCap Market: BDMS), operators of PERFECT TEETH(R) dental practices, announced that on April 13, 2006 it agreed to purchase 54,250 shares of its common stock from three of its executive officers for $15.00 per share. This transaction was negotiated on behalf of the Company by its independent Board members. The purchase of the 54,250 shares will not be counted against the amount available to the Company for repurchases under its announced stock repurchase program. As of April 17, 2006, the Company has approximately $1,100,000 authorized for repurchases under the stock repurchase program.

Birner Dental Management Services, Inc. acquires, develops, and manages geographically dense dental practice networks in select markets in Colorado, New Mexico, and Arizona. Currently, the Company manages 58 dental offices, of which 36 were acquired and 22 were de novo developments. The Company operates its dental offices under the PERFECT TEETH name.

Certain of the matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These and other risks are set forth in the reports filed by the Company with the Securities and Exchange Commission.


For Further Information Contact:
Birner Dental Management Services, Inc.
Dennis Genty
Chief Financial Officer
(303) 691-0680